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                                                                   Exhibit (13)


                               PURCHASE AGREEMENT


                  Investment Services For Education Associations Trust (the "Trust"), a Delaware business trust, and Association of School Business Officials International ("Buyer") hereby agree with each other as follows:

                  1. The Trust hereby offers Buyer and Buyer hereby purchases 150,000 shares of beneficial interest in the Trust's Money Market Fund (the "Fund") (such shares in the Trust being hereinafter collectively known as "Shares") in consideration for the payment of $150,000. Buyer hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Buyer of fund in the amount of $150,000 in full payment for the Shares.

                  2. Buyer represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. Costs incurred by the Trust in connection with its organization, registration and the initial public offering of Shares have been deferred and will be amortized on a straight-line basis over a period of five years from the date upon which the Trust commences its investment activities. If any of the original Shares purchased by Buyer hereunder are redeemed by any holder thereof prior to the end of such period, the redemption proceeds will be reduced by the pro rata share of the unamortized expenses as of the date of redemption. The pro rata share by which the proceeds are reduced will be derived by dividing the number of original Shares of the Fund being redeemed by the total number of original Shares outstanding at the time of redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Trust in the event of such a redemption, Buyer agrees to reimburse the Trust immediately for any unamortized organizational expenses in the proportion stated above.

                  4. This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Trust and its assets and property.
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of      day of July, 1997.
                ----
(SEAL)

                                       INVESTMENT SERVICES FOR EDUCATION
                                       ASSOCIATIONS TRUST


                                       By:
                                           -----------------------------------
                                           Name: Donald I. Tharpe
                                           Title: President



                                       ASSOCIATION OF SCHOOL BUSINESS
                                       OFFICIALS INTERNATIONAL


                                       By:
                                           -----------------------------------
                                           Name:
                                           Title: